UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2008

PATRIOT GOLD CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-32919	86-0947048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3657 Lindell Road, Suite D
Las Vegas, Nevada, USA
(Address of Principal Executive Offices)

89103
(Zip Code)

(702) 456-9565
(Registrant’s Telephone Number, Including Area Code)

501-1775 Bellevue Avenue
West Vancouver, B.C., Canada V7V 1A9
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 12, 2008 Mr. Robert Coale resigned from his positions as President, Chief Executive Officer, Secretary, and Treasurer but will remain as a Director of the Patriot Gold Corp. (the “Company”).  Also, on September 12, 2008, Mr. Duncan Budge resigned from his position as a Director of the Company.

On September 12, 2008 Mr. Herb Duerr was appointed President, Chief Executive Officer, Secretary, Treasurer, and Director of the Company effective immediately, to serve at the discretion of the Board of Directors, until his successor is duly appointed and qualified.

Mr. Duerr, age 55, is an exploration geologist with over twenty-five years experience in base and precious metal exploration.  Since 1998 Mr. Duerr has been a principal of MinQuest Inc. which is a privately held precious metal exploration and development company.  He holds a Bachelor of Science in Geology from Florida Atlantic University.

On September 5, 2008 Mr. Robert Sibthorpe resigned from his positions as a Director of the Company.

On September 5, 2008 Mr. Jared Beebe was appointed a Director of the Company effective immediately, to serve at the discretion of the Board of Directors, until his successor is duly appointed and qualified.   Mr. Beebe, age 57, is an exploration geologist with nearly 20 years of experience working in the mining industry.  He is currently a Project Manager in Mexico for Soho Resources.  Prior to joining his current employer he worked for Globex Mining in 2006, Scorpio Mining in 2005 and from 1999 to 2004 he worked as a researcher at the University of Quebec where he studied Geographic Information Systems.  Mr. Beebe earned a Bachelor of Science degree in Geology from Metropolitan State College, Denver, Colorado, in 1981.  He is a member of the Association of Applied Geochemists, the Geological Society of Nevada, the Ordre du Géologues du Québec, and the Society of Economic Geologists.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patriot Gold Corp.
(Registrant)

By: /s/ Herb Duerr
Herb Duerr, President, Chief Executive Officer, Treasurer, Secretary and Director

Date:  September 12, 2008